GAS PURCHASE AGREEMENT


     THIS AGREEMENT is made and entered into as of this 28th day of January, 2000, to be effective on January 1, 2000 (the Effective Date), by and between WESTERN GAS RESOURCES, INC., a Delaware corporation (Buyer), and Big Basin Petroleum, LLC (Seller). Buyer and Seller shall also be hereinafter referred to individually as the "Party" and jointly as the "Parties."

     In consideration of the Agreement and of the mutual covenants contained herein, Seller agrees to sell and deliver to Buyer, gas under the terms specified in this Agreement.

1. Definitions. The following terms have the following meanings:

1.1 Accounting Period. The period commencing at 7:00 a.m., Mountain Time, on the first day of a calendar month and ending at 7:00 a.m., Mountain Time, on the first day of the next succeeding month.

1.2 BTU. The amount of heat required to raise the temperature of one pound of water from 59 degrees Fahrenheit to 60 degrees Fahrenheit.

1.3 Compression Design Capacity or CDC. Compression capability, in MCF per day, at the following operational criteria:

          (i) 5 psig suction pressure at the compressor suction pulsation bottle;

          (ii) 12.7 psia barometric pressure;

          (iii) 80 degrees Fahrenheit ambient air temperature;

          (iv) 60 degrees Fahrenheit inlet gas temperature.

1.4 Cubic Foot. The volume of gas contained in one cubic foot of space at a standard pressure base of 14.73 pounds per square inch absolute (psia) and a standard temperature base of 60 degrees Fahrenheit.

1.5 Delivery Point. The inlet flange of Western's meters to be located in or near Section 28, Township 47 North, Range 72 West, or at mutually agreeable locations.

1.6 Excess Gas. Gas from the Lands, deliverable to a Delivery Point, in excess of the firm CDC Buyer is committed to make available hereunder to Seller at that Delivery Point.

1.7 Force Majeure. Any cause or condition not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence, that Party is unable to prevent or overcome.


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1.8 Gas. All hydrocarbon and non-hydrocarbon substances produced from gas and/or oil wells in a gaseous state


1.9 Gross Heating Value. The number of BTU's produced by the combustion, on a dry basis and at a constant pressure, of the amount of the gas which would occupy a volume of one Cubic Foot at a temperature of 60 degrees Fahrenheit and at a pressure of 14.73 psia, with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air and when the water formed by combustion is condensed to the liquid state.

1.10 Losses. Any loss, cost, expense, liability, damage, demand, suit, claim, sanction, claim, settlement, judgment, lien, fine, penalty, and interest of every kind and character (including reasonable fees and expenses of attorneys).

1.11 Purchasing Facilities. Any facility, including but not limited to dehydration, pigging equipment, pipelines, and compressors, acquired hereby or contemplated hereunder to be installed, operated and/or maintained by Buyer regardless of whether Buyer owns, operates, leases or contracts for any such facilities, including facilities installed, owned and operated by MIGC, Inc. and/or Fort Union Gas Gathering, LLC.

1.12 Retained Fuel. All fuel that is either consumed or assessed between the Delivery Point and the outlet of Purchasing Facilities. Fuel will be allocated to the gas that Buyer delivers to Seller by multiplying the total quantity of fuel consumed or assessed at the points where fuel is consumed for the benefit of that gas by a fraction, the numerator of which is the quantity of gas that Buyer delivers to Seller that flowed through the facility using the fuel and the denominator of which is the total of all gas, including Buyer's, flowing through that facility. For purposes of this agreement, Retained Fuel shall include any gain or loss from the Delivery Point through the discharge of all Purchasing Facilities where Seller's gas is compressed.

1.13 Lands. The lands in which Seller owns leasehold interests, described on exhibit A attached hereto and made a part hereof, together with any wells in which Seller owns interests which are now or hereafter drilled on the lands.

2.       Terms of Purchase and Sale.

2.1 Delivery. Seller shall deliver gas to Buyer at the Delivery Point(s) against the operating pressures at the Delivery Point(s) as they from time to time exist; provided, Buyer agrees that it shall not cause the Delivery Point(s) to be operated at an average pressure during any Accounting Period which exceeds the suction pressure set forth in Section 1.3 at volumes less than or equal to the CDC provided at that Delivery Point.

2.2 Commitment and Quantity.

          a. Seller hereby commits, sells, and agrees to deliver to Buyer, and Buyer agrees to purchase and receive, or cause to be received for Buyer's account, from Seller, all gas attributable to the leasehold interests of Seller and produced from formations from the surface of the earth to the

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     base of the tertiary Age Coal Formations from well now or hereafter located on the Lands described on Exhibit A. Seller agrees that the foregoing deduction shall be a covenant running with the land and that any assignment, sale or other transfer of all or a portion of Seller's interests in the Lands shall include and be subject to the dedication under this Agreement.

          b. Buyer agrees to make available for the purchase of Seller's gas from the Lands a firm CDC of 2,500 MCF per day at the Delivery Point(s). Buyer will use reasonable efforts to make such CDC available after an acceptable production test demonstrating production equal to at least 75% of the 2,500 Mcf CDC to be provided and within 30 days following the receipt of all necessary permits. Buyer agrees to make available on an interruptible basis an additional CDC of 1,500 MCF per day.

          c. Seller agrees to make a reasonable effort to drill, complete for production, and connect sufficient additional wells within 3 months following the date that the CDC is made available hereunder to utilize 100% of such CDC. Seller acknowledges that Buyer is relying on the foregoing representation of Seller as a material inducement in entering into this Contract.

          d. If, during the 48-month period following the three-month period after installation of the CDC, the average daily volume of gas delivered during any Accounting Period is less than 90% of the CDC made available hereunder, Buyer shall collect a Deficiency Payment as set forth below.

Deficiency = ((CDC X Days) x .90) - (Actual Deliveries)

Where,

CDC = The amount of firm CDC provided hereunder.

Days= The total number of days in the Accounting Period, less any days Buyer was unable to provide the firm CDC (subject to variations from design conditions under Paragraph 1.3 above) and less any days Seller was prevented from delivering gas due to conditions of Force Majeure.

Actual              The total deliveries of gas by Seller during the  Accounting
Deliveries =        Period if Mcf.

If a Deficiency exists for any Accounting Period, then Seller shall be liable for a Deficiency Payment equal to the Deficiency (in Mcf) multiplied by the Fee in effect at the time the deficiency occurred. All payments for Deficiencies hereunder shall be due within fifteen (15) days following receipt of invoice by Seller.

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          e. If Seller  has Excess Gas at any  Delivery  Point for which  Seller desires firm CDC, Seller may request Buyer, in writing, to cause the expansion of the Purchasing Facilities to provide such firm CDC. Buyer will then have thirty (30) days after such request to determine whether it is economic for Buyer, in Buyer's sole judgment, to cause the expansion of the Purchasing Facilities under the terms of this Agreement, considering the amount of additional gas available from Seller and all other physical and economic conditions then existing. In the event that Buyer determines that it is economic for Buyer to cause the expansion of the Purchasing Facilities under the terms of this Agreement, Buyer shall cause the expansion of the Purchasing Facilities under the terms of this Agreement in a timely and diligent fashion. Seller will be responsible for Deficiency Payments for this new firm CDC as set forth above.

          f. In the event that Buyer determines that the requested additional firm CDC is uneconomic in Buyer's sole judgment, then the Excess Gas shall be released from the terms of this Agreement upon the request of Seller.

          g. During periods when gas production from all wells (including the Wells hereunder and wells of third party sellers) connected to a Delivery Point exceeds the capacity available at that Delivery Point, Buyer shall curtail receipts of all Excess Gas, on a ratable basis pursuant to the capacity committed to all sellers connected to the Delivery Point.

          h. During periods when gas production from all wells connected to all Purchasing Facilities (including the Wells hereunder and wells of third party sellers) exceeds the capacity available to Buyer from third parties to receive, transport, redeliver and/or sell gas, then Buyer shall take gas ratably from all sources unstream of the capacity restriction. Gas shall be curtailed ratably from wells producing gas not in association with oil first and then, if capacity is still restricted, gas shall be curtailed ratably from wells producing gas together with oil ("Associated Gas").

          i. If the average daily volume of gas delivered hereunder for three consecutive Accounting Periods is less than 90% of the firm CDC made available hereunder, Buyer shall have the right to reduce the firm CDC made available to the average volume of gas delivered during those three Accounting Periods. Buyer shall not, however, reduce the firm CDC made available hereunder until after 48-month period that Seller is responsible for Deficiency Payments, as set forth in Section 2.2d above, has ended.

2.3 Price and Fees.

          a. Buyer shall pay Seller for Seller's gas delivered to the Delivery Point(s) hereunder, less Retained Fuel. It is understood that no compensation is due from Buyer, or any other party, for Retained Fuel. Buyer shall use reasonable efforts to minimize fuel use in its Purchasing Facilities.

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

          b. The total amount paid for Seller's gas shall be equal to (I) the quantity of Seller's gas delivered to Buyer, less Retained Fuel, in MMBtu, multiplied by the Index, less (ii) the quantity of Seller's gas delivered to Buyer, in MCF, multiplied by a Fee. The Fee applicable to firm CDC volumes shall be forty-seven cents ($0.47) per MCF. The Fee applicable to interruptible CDC volumes shall be forty-two cents ($0.42) per Mcf. "Index" shall be equal to the "Inside FERC's GAS MARKET REPORT, Prices of Spot Gas Delivered to Pipelines" index for Colorado Interstate Gas Co., Rocky Mountains, in the first publication of the applicable month. If the Index is no longer published or, in the opinion of either Party, is not representative of the gas market at Glenrock, Wyoming, the Parties shall mutually agree as to an alternative pricing formula representative of the foregoing. If the parties cannot agree on such alternative pricing formula, Seller shall purchase the Gas delivered hereunder from Buyer at Glenrock, Wyoming for a price equal to the Index.

          c. The Fee specified in 2.3.b. above shall be adjusted on an annual basis (beginning on the first day of the second year of the Primary Term) in proportion to the percentage change, from the preceding year, in the Producer Price Index for oil and gas field services (SIC 138) as published by the Department of Labor. The adjustment of the Fee shall reflect the percentage change in the foregoing index as it existed for the immediately preceding January from the index for the second immediately preceding January.

3. Term.

3.1 The term of this Agreement shall extend, subject to 3.2 below, for a period of ten (10) years from the Effective Date (the Primary Term) and month-to-month thereafter until canceled by either Party upon 30 days prior written notice in advance of the expiration of the Primary Term or of any monthly extension thereof.

3.2 If it becomes uneconomic for Buyer to continue to receive and purchase Seller's Gas, at any Delivery Point(s), then Buyer shall have the right to give Seller a written notice of that condition ("Uneconomic Notice"). Upon that notice:

          a. The Parties shall then attempt in good faith to negotiate mutually acceptable terms to provide for continued delivery of gas at the affected Delivery Point(s).

          b. If the Parties cannot agree on those terms within 30 days following the date of the Uneconomic Notice, then either Party shall have the right to terminate this Agreement upon 10 days' written notice.

4. Measurement. Measurement and determination of gas delivered, including quantity and Gross Heating Value, shall be calculated by Buyer from the measurements taken at the meter installed, operated and maintained by Buyer at the Delivery Point, and from the Gross Heating Value determined by gas chromatography, all in accordance with the recommendations set forth in the AGA

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

measurement Committee Report Number 3, including any amendments or superseding standards agreeable to the parties. The unit of measurement shall be one million British Thermal Units (MMBtu).

5. Quality. In the event that any gas delivered by Seller fails to meet any of the quality specifications set forth on Exhibit B, then Buyer shall have the right to cease receiving that gas as long as that condition exists, provided, however, Buyer shall not cease receiving non-conforming gas hereunder unless it also ceases receipts of all other gas which fails to a similar extent to meet the same quality specifications. In the event that Buyer ceases to receive gas as herein provided and if Seller does not treat the gas prior to delivery hereunder to conform to the quality specifications, then so long as that gas fails to conform to the quality specifications, Seller shall have the right to deliver the non-conforming gas to any other party.

6. Taxes and Royalty. Buyer shall have no responsibility for any taxes applicable to the gas delivered hereunder, prior to its delivery to Buyer, including all production, severance, excise, ad valorem and other taxes of whatever nature and Seller shall have no responsibility for any such taxes applicable to the gas delivered hereunder after its delivery hereunder. Buyer shall have no responsibility for any royalty applicable to the gas delivered hereunder and Seller shall remain fully responsible for the timely and proper payment of all royalties due on gas delivered hereunder.

7. Title and Indemnity.

7.1 Seller hereby warrants title to all gas sold hereunder and that Seller has the right and full authority to sell the same to Buyer, receive all of the proceeds from that sale, and that all gas is free from any and all liens and adverse claims. Seller will indemnify Buyer against and hold Buyer harmless from any and all Losses arising out of or related to Seller's breach of the foregoing warranty. Buyer shall have no obligation to make payments for gas delivered hereunder until Seller has furnished Buyer with an executed division order or title opinion (addressed to Buyer) in form and content acceptable to Buyer indicating that payments for all gas delivered hereunder are to be made to Seller.

7.2 Seller shall indemnify, defend and hold Buyer harmless from and against all Losses arising out of Seller's operation hereunder or arising while the gas is in Seller's exclusive control and possession. Buyer shall indemnify, defend and hold Seller harmless from and against all Losses arising out of Buyer's operation hereunder or arising while the gas is in Buyer's exclusive control and possession.

8. Payment. Payments shall be made by Buyer not later than the last day of each month for all gas purchased during the preceding Accounting Period. Payment and a statement showing full details of the account shall be transmitted to Seller at the address stated herein. Examination by Seller of books of account kept by Buyer respecting the account shall be permitted by Buyer at reasonable times during business hours upon thirty (30) days advance written notice from Seller. The scope of any audit shall be limited to the twenty-four (24) month period

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

immediately prior to the month in which the audit is requested; provided, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each twelve (12) months. All statements and records pertaining to the purchases hereunder shall be retained for at least two (2) years.

9. Succession and Assignment. This Agreement and each of its terms and conditions, shall bind and inure to the benefit of the Parties hereto and to their respective successors and assignees. However, any such assignment must be in writing and shall not be binding on the other Party unless and until a copy is provided to the other party, and further, shall not be binding upon Buyer until Buyer has been furnished with appropriate transfer orders or letters-in-lieu of transfer or division orders.

10. Force Majeure

10.1 Except for payment due hereunder, neither Party shall be liable to the other for failure or delay in making or accepting deliveries or performing other obligations hereunder to the extent that the failure or delay may be due to Force Majeure conditions.

10.2 Notwithstanding the foregoing, for a Party to claim force majeure suspension, that Party must first give notice by telephone or facsimile to the other Party within twenty four (24) hours of occurrence specifying the conditions or causes of force majeure and the particular performance or obligation affected by the force majeure.

11. Regulatory Bodies. In the event any regulatory body asserts jurisdiction over the sale of natural gas hereunder, either Party may terminate this Agreement upon 10 days advance written notice.

12. Confidentiality. The terms of this Agreement, including, but not limited to, the price paid for gas, the volumes of gas purchased or sold, and all other material terms of this Agreement shall be kept confidential by the Parties hereto, except to the extent that information which must be disclosed by law.

13. Miscellaneous.

13.1 This Agreement shall be governed in accordance with the laws of the State of Colorado, without regard to choice of law principles.

13.2 This Agreement, including all exhibits and appendices, contain the entire agreement between the Parties, and except as stated herein, there are no oral promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it.

13.3 Any change, modification or alteration of this Agreement shall be in writing, signed by the Parties, and no course of dealing between the Parties shall be construed to alter the terms hereof, except as expressly stated herein.

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

13.4 A waiver by either Party of any one or more defaults by the other in the performance of any provisions of this Agreement shall not operate as a waiver of any future default, whether of a like or different character.

13.5  IN  NO  EVENT  WILL  EITHER  PARTY  BE  LIABLE   HEREUNDER  FOR  INDIRECT,
CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

14. Notices. Any notice, request, demand, statement or bill provided for in this Agreement, or any notice which a Party may desire to give to the other, shall be in writing and shall be considered as duly delivered as of the date of transmittal if mailed by ordinary mail, telecopied, wired or courier expressed to the other Party at the following address:

         Notices to Buyer:
         ----------------
         Western Gas Resources, Inc.
         12200 N. Pecos Street
         Denver, Colorado  80234
         ATTN:  Contract Administration

         Telephone No. (303) 452-5603
         Telecopy No. (303) 452-0186


         Notices to Seller:
         -----------------
         Big Basin Petroleum, LLC
         3105 E. 2nd Avenue
         Gillette, WY  82717

         ATTN:  Matt Murphy

         Telephone:  (307) 685-4210
         Telecopy No. (307) 685-4211

         Either Party may change its address for purposes of notice by giving notice to the other Party.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.


SELLER                                      BUYER:
------                                      -----
BIG BASIN PETROLEUM, LLC            WESTERN GAS RESOURCES, INC.

By: /s/ Matt Murphy                 By: /s/ J. Burton Jones
    --------------------                -------------------
Name: Matt Murphy                   Name:  J. Burton Jones
Title: Managing Member/Owner        Title:  V.P.-Business Development
Date:  12/21/99                     Date:  1/28/00

                                    EXHIBIT A



To Gas Purchase Agreement between Western Gas Resources, Inc. (Buyer) and _______________________ Petroleum, LLC (Seller) dated January 28, 2000 to be effective January 1, 2000.

The Lands committed to this Agreement shall include all of Seller's interest in the following:

Sections          Township          Range            County            State
--------          --------          -----            ------            -----
28.33             47 North         72 West          Campbell          Wyoming

limited to formations from the surface of the earth to the base of the Tertiary Age Coal Formations.

                                    EXHIBIT B


To Gas Purchase Agreement between Western Gas Resources, Inc. (Buyer) and Big Basin Petroleum, LLC (Seller) dated January 28, 2000, to be effective January 1, 2000.


                             QUALITY SPECIFICATIONS

Gas delivered by Seller hereunder to Buyer shall:

(a) be reasonably free from dust, gum, gum-forming constituents, condensate, free water, diluents, and other liquids and solids which may become separated from the gas;

(b) contain not more than ten (10) ppm (parts per million) oxygen by volume (and Seller shall make every effort to keep gas free from oxygen);

(c) contain not more than one-fourth (1/4) grain of hydrogen sulfide per one hundred (100) Cubic Feet of Gas;

(d) contain not more than twenty (20) grains of total sulphur, including sulphur in hydrogen sulfide and mercaptan, per one hundred (100) Cubic Feet of Gas;

(e) contain not more than three percent (3%) carbon dioxide, by volume;

(f)  have a  temperature  less  than  or  equal  to one  hundred  (100)  degrees
Fahrenheit;

(g) have a heating value not less than nine hundred sixty-eight (968) BTU's per Cubic Foot of Gas, dry basis.